UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

WELLS TIMBERLAND REIT, INC.

(Name of Registrant as Specified in its Charter)

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WELLS TIMBERLAND REIT, INC.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held August 13, 2008

Dear Stockholder:

On Wednesday, August 13, 2008, we will hold our 2008 annual meeting of stockholders at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Duluth, Georgia 30097. The meeting will begin at 3:00 p.m., Eastern time (“ET”).

We are holding this meeting to:

1.	Elect five directors to hold office for one-year terms expiring in 2009;

2.

Approve a proposed amendment to our charter to set a date by which our board of directors must either list our shares on a national securities exchange, commence an orderly liquidation of our assets, or adopt and recommend for stockholder approval a resolution extending such deadline; and

3.	Attend to other business properly presented at the meeting.

Your board of directors has selected May 16, 2008 as the record date for determining stockholders entitled to vote at the meeting.

This notice and the accompanying proxy statement and proxy card are being mailed to you on or about June 20, 2008.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) over the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. Because we are a widely held issuer with more than 2,550 stockholders, your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

By Order of the Board of Directors

Leo F. Wells, III
President

Atlanta, Georgia

June 20, 2008

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted on at our 2008 annual stockholders meeting (the “annual meeting”). To make this information easier to understand, we have presented some of the information in a question-and-answer format.

Q:	Why did you send me this proxy statement?

A:

We are sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2008 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:

A proxy is a person who votes the shares of stock of another person. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are giving your permission to vote your shares of common stock at the 2008 annual stockholders meeting. The individuals who will vote your shares of common stock at the annual meeting are Leo F. Wells, III, our President; Douglas P. Williams, our Executive Vice President and Secretary; or Randall D. Fretz, our Senior Vice President. They will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, they will vote FOR all of the director nominees and FOR the proposal to amend our charter. With respect to any other proposals to be voted on, they will vote in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in their discretion. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or vote by proxy via Internet or by telephone) as soon as possible, whether or not you plan on attending the meeting in person.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on May 16, 2008, the record date, is entitled to vote at the annual meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Wednesday, August 13, 2008, at 3:00 p.m. ET at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Duluth, Georgia 30097.

Q:	How many shares of common stock can vote?

A:	As of May 16, 2008, there were 7,699,280.776 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each whole share of common stock held.

Q:	What is a “quorum”?

A:

A “quorum” consists of the presence in person or by proxy of stockholders holding a majority of our outstanding shares. Abstentions and broker nonvotes will be counted to determine whether a quorum is present. A broker “nonvote” occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. Abstentions and “withhold” votes should have no effect on the outcome of the election, but they will count toward the establishment of a quorum.

Q:	What may I vote on?

A:	You may vote on the election of nominees to serve on the board of directors, the proposal to amend our charter, and on any other proposal to be voted on.

Q:	How do I vote?

A:

You may vote your shares of common stock either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to have your proxy vote recorded in advance of the meeting. Stockholders have the following three options for submitting their votes by proxy: (1) over the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. If you have Internet access, we encourage you to vote by proxy on the Internet because it is convenient and it saves us significant postage and processing costs. In addition, when you vote by proxy via the Internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card accompanying this proxy statement. If you attend the annual meeting, you also may submit your vote in person, and any previous proxy votes that you submitted, whether by Internet, phone, or mail, will be superseded by the vote that you cast at the annual meeting. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted (i) FOR the nominees for director, (ii) FOR the proposal to amend our charter, and (iii) with respect to any other proposals to be voted on, in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Wells, Williams, or Fretz.

Q:	What if I vote by proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Douglas P. Williams, our Secretary;

(2)	attending the meeting and voting in person;

(3)	returning another proxy card dated after your first proxy card if we receive it before the annual meeting date; or

(4)	recasting your proxy vote on the proxy voting Website or by telephone. Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?

A:

Yes. As discussed below, your vote could affect the composition of our board of directors and whether the proposal to amend our charter is approved. Moreover, your presence by proxy or in person is needed to ensure that the proposals can be acted upon. Because we are a widely held real estate investment trust (“REIT”) with more than 2,550 record holders of our stock, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends a vote FOR each of the nominees for election as director who is named as such in this proxy statement and a vote FOR the proposal to amend our charter.

Q:	What are the voting requirements to elect the board of directors?

A:

Under our bylaws, the holders of a majority of the shares of stock present in person or by proxy at a meeting of stockholders is required for the election of the directors. This means that the director nominee with the most votes for a particular board seat is elected for that seat. Because the number of nominees does not exceed the number of board seats, a nominee need only receive a single “for” vote to be elected.

In order to enhance your ability to influence the composition of the board of directors in an uncontested election such as this, we have adopted a policy requiring each of the nominees to agree to offer to resign should he receive fewer “for” votes than “withhold” votes. If a director must offer to resign because of “withhold” vote totals, a majority of our independent directors must accept or reject the offer of resignation within 90 days following certification of the stockholder vote. If a majority of our independent directors accepts the offer, then the resignation will be effective upon acceptance. If a majority of our independent directors rejects the offer, the independent directors must publicly disclose their reasons for doing so. The offer of resignation also may be accepted at a stockholder meeting duly called for the express purpose of accepting such resignation and electing a successor to fill the vacancy created thereby. More details of this policy are set out under “Proposal 1. Election of Directors.” The policy is set forth in our Corporate Governance Guidelines, a copy of which is available on our Web site at www.wellsref.com.

Q:	What are the voting requirements to approve the proposal to amend the charter?

A:

Approval of the proposal to amend our charter requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. You may vote for or against or abstain on the proposal to amend our charter. Abstentions and broker nonvotes will have the same effect as votes against the proposal to amend our charter. Proxies received will be voted FOR the proposal to amend our charter unless stockholders designate otherwise.

Q:	How will voting on any other business be conducted?

A:

Although we do not know of any business to be considered at the annual meeting other than the election of directors and the proposal to amend our charter, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Leo F. Wells, III, Douglas P. Williams, and Randall D. Fretz, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are stockholder proposals for the next annual meeting of stockholders due?

A:

Stockholders interested in nominating a person as a director or presenting any other business for consideration at our 2009 annual meeting of stockholders may do so by following the procedures prescribed in Article II, Section 11 of our bylaws and in SEC Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for presentation to and action by the stockholders at the 2009 annual meeting, director nominations and other stockholder proposals must be received by Douglas P. Williams, our Secretary, no later than March 15, 2009. To also be eligible for inclusion in our proxy statement for the 2009 annual meeting of stockholders, director nominations and other stockholder proposals must be received by Mr. Williams by December 30, 2008.

Q:	Who pays the cost of this proxy solicitation?

A:

In addition to the mailed proxy materials, we will pay all the costs of soliciting these proxies, costs of our employees, and costs of employees of our service providers. Georgeson, Inc., a Delaware corporation, d/b/a Computershare Fund Services (“CFS”), our proxy solicitors, may also solicit proxies in person, by telephone, or by other means of communication. Employees will not be paid any additional compensation for soliciting proxies. CFS will be paid an administrative fee of approximately $3,750 and $0.30 per phone vote and $0.05 per Internet vote, plus out-of-pocket expenses for its basic solicitation services, which include review of proxy materials; dissemination of brokers’ search cards; distribution of proxy materials; solicitation of brokers, banks, and institutional holders; and delivery of executed proxies. CFS will be paid $5.00 per vote for its solicitation services. We may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:

No. In addition to mailing proxy solicitation materials, our directors and employees, as well as third-party proxy service companies we retain, also may solicit proxies in person, over the Internet, by telephone, or by any other means of communication we deem appropriate.

Q:	If I share my residence with another stockholder, how many copies of the annual report and proxy statement should I receive?

A:

In accordance with a notice previously sent to our stockholders, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and stems from rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us reduce costs. Each stockholder will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was previously delivered. If you received a single set of these documents for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Wells Client Services Department, 6200 The Corners Parkway, Norcross, Georgia 30092-3365, or call us at 1-800-557-4830. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q:	What if I consent to have one set of materials mailed now but change my mind later?

A:

You may withdraw your householding consent at any time by contacting our Client Services Department at the address and telephone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

A:

When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Client Services Department at the address and telephone number provided above.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:

While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC on its Web site at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. We currently have five directors. If all of the five nominees are elected at the annual meeting, we do not expect to have any vacant board positions immediately following the annual meeting. Our board of directors held 13 meetings during 2007. For biographical information regarding our directors, see “Executive Officers and Directors” on page 10.

Our board has established the following committees: Audit Committee and Nominating and Corporate Governance Committee. Information regarding each of the committees is set forth below.

Four out of five members of our board of directors are “independent” as defined under the rules of the New York Stock Exchange (“NYSE”) and the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, as adopted on May 7, 2007 (“NASAA Guidelines”), and consequently any compensation decision made by our board of directors will be made by a majority of the independent directors. One of our directors, Jess Jarratt, is affiliated with Wells Capital, Inc., our sponsor (“Wells Capital”) and its affiliates, and we do not consider him to be an independent director.

Director Attendance at Annual Meetings

Although we have no policy with regard to attendance by the members of our board of directors at our annual meetings of stockholders, we invite and encourage the members of our board of directors to attend our annual meetings to foster communication with stockholders. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the board of directors held during the period for which he served as a director and the total number of meetings held by all committees of the board of directors on which he served during the periods in which he served.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the members of our board of directors, and all of the members of the Audit Committee and the Nominating and Corporate Governance Committee are “independent” as defined under the rules of the NYSE and NASAA Guidelines, as noted above. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain specified criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder, or officer of an organization that has a relationship with us). The definition of “independent directors” under our charter is described below under “Certain Relationships and Related Transactions – Director Independence.” The board of directors has determined that Michael P. McCollum, E. Nelson Mills, Donald S. Moss, and Willis J. Potts, Jr. each satisfies the specified criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. For a discussion of transactions and relationships between our directors and our affiliates that were considered by the board of directors under the applicable independence definitions in determining that these directors are independent, see “Certain Relationships and Related Transactions.” Additionally, none of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, we believe that Messrs. McCollum, Mills, Moss, and Potts are independent directors.

The Audit Committee

General

The Audit Committee’s primary function is to assist our board of directors in fulfilling its responsibilities by overseeing our independent auditors and reviewing the financial information to be provided to our stockholders and others, the system of internal control over financial reporting that our management has established, and our audit and financial reporting process. The Audit Committee also is responsible for overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors in 2006. The Audit Committee Charter is available on our Web site at www.wellsref.com.

The members of the Audit Committee are E. Nelson Mills, the Chairman; Donald S. Moss; and Willis J. Potts, Jr. All of the members of the Audit Committee are “independent” as defined under the rules of the NYSE. The board of directors has determined that E. Nelson Mills satisfies the SEC’s requirements for an “audit committee financial expert.” During 2007, the Audit Committee met nine times.

Independent Auditors

During the year ended December 31, 2007, Deloitte & Touche LLP served as our independent auditor and provided certain tax and other services. Deloitte & Touche LLP has served as our independent auditor since our formation. Deloitte & Touche LLP representatives will be present at the annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. In addition, the Deloitte & Touche LLP representatives will be available to respond to appropriate questions posed by any stockholder. The Audit Committee has engaged Deloitte & Touche LLP as our independent auditor to audit our financial statements for the year ending December 31, 2008. The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interest. Any such decision will be disclosed to the stockholders in accordance with applicable securities laws.

Preapproval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” preapproval, it will require “specific” preapproval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor which do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and our Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of Deloitte & Touche LLP. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Deloitte & Touche LLP for the year ended December 31, 2007 were preapproved in accordance with the policies and procedures described above.

Principal Auditor Fees

The Audit Committee reviewed the audit and nonaudit services performed by Deloitte & Touche LLP, as well as the fees charged by Deloitte & Touche LLP for such services. In its review of the nonaudit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Deloitte & Touche LLP. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Deloitte & Touche LLP for the years ended December 31, 2007 and 2006, are set forth in the table below.

	2007	2006
Audit fees	$277,928	$48,250
Audit-related fees	—	—
Tax fees	$66,188	$9,000
All other fees	—	—

Total	$344,116	$57,250

For purposes of the preceding table, Deloitte & Touche LLP’s professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Deloitte & Touche LLP in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•

Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services also may include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees – These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

Report of the Audit Committee

The Audit Committee reviews the financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2007 audited financial statements with management and discussed the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) relating to that firm’s independence from us. In addition, the Audit Committee considered whether Deloitte & Touche LLP’s provision of nonaudit services is compatible with Deloitte & Touche LLP’s independence.

The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with the internal auditor and Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors and the board of directors approved the inclusion of the 2007 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

May 14, 2008	The Audit Committee of the Board of Directors:
E. Nelson Mills (Chairman), Donald S. Moss, and Willis J. Potts, Jr.

The Nominating and Corporate Governance Committee

General

The members of our Nominating and Corporate Governance Committee are Michael P. McCollum, E. Nelson Mills, Donald S. Moss, and Willis J. Potts, Jr. The members of the Nominating and Corporate Governance Committee are “independent” as defined under the rules of the NYSE and the NASAA Guidelines.

The primary functions of the Nominating and Corporate Governance Committee are: (i) identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meetings of stockholders; (ii) developing and recommending to the board of directors a set of corporate governance guidelines and periodically reevaluating such guidelines for the purpose of suggesting amendments to them; and (iii) overseeing an annual evaluation of the board of directors and each of its committees. The Nominating and Corporate Governance Committee was formed by the board of directors in 2006. The Nominating and Corporate Governance Committee Charter is available on our Web site at www.wellsref.com.

Board Membership Criteria

The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills, and characteristics required of board members in the context of the then-current membership of the board of directors. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment, and skills such as an understanding of the real estate industry or brokerage industry, or accounting or financial management expertise. Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.

Selection of Directors

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Pursuant to our charter, however, the independent directors must nominate replacements for any vacancies among the independent director positions. The board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board of directors; it then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.

In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management of Wells Capital. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating and Corporate Governance Committee also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered by the Nominating and Corporate Governance Committee, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 11, of our bylaws. Any stockholder may request a copy of our bylaws free of charge by calling our Client Services Department at 1-800-557-4830.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to the Chairman of our Audit Committee in care of our Secretary at our headquarters’ address. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Secretary at our headquarters’ address.

If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary.

Stockholders also may communicate concerns with our directors at our annual meeting. All of our directors were in attendance at our 2007 annual meeting. We expect all of the directors to be present at our 2008 annual meeting.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2008 annual stockholders meeting, and all of our directors are being nominated to be re-elected to serve until the 2009 annual stockholders meeting and until their successors are elected and qualify.

Name	Position(s)	Age	Year First Became a Director
Leo F. Wells, III	President	64	2005
Douglas P. Williams	Executive Vice President, Secretary, and Treasurer	57	2005
Randall D. Fretz	Senior Vice President	55	2005
Jess E. Jarratt	Director	51	2007
Michael P. McCollum	Independent Director	52	2006
E. Nelson Mills	Independent Director	47	2006
Donald S. Moss	Independent Director	72	2006
Willis J. Potts, Jr.	Independent Director	61	2006

Leo F. Wells, III. Since our inception in September 2005, Mr. Wells has been our President. He served as one of our directors from inception until June 22, 2007. He served as the President of Piedmont Office Realty Trust, Inc. (“Piedmont REIT”), from 1997 to February 2007, and he served as a director of Piedmont REIT from 1997 to 2007; the President and a director of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) since 2003; the President and a director of Institutional REIT from 2006 until its dissolution in March 2008; and the President and Chairman of Wells Total Return REIT, Inc. (“Wells Total Return REIT”) since March 2007. He also has been the sole stockholder, sole director, President and Treasurer of Wells Real Estate Funds, Inc. (“Wells REF”) since 1997, which directly or indirectly owns Wells Capital; Wells Management Company, Inc. (“Wells Management”); Wells Investment Securities, Inc., our dealer-manager (“WIS”); Wells & Associates, Inc.; Wells Development Corporation; Wells Asset Management, Inc.; Wells Real Estate Advisory Services, Inc.; and Wells Timberland Management Organization, LLC, our advisor (“Wells TIMO”). He also has been the President, Treasurer, and sole director of Wells Capital since 1984, Wells Management Company, Inc. since 1983, Wells Development Corporation since it was organized in 1997 to develop real estate properties, and Wells Asset Management, Inc. since it was organized in 1997 to serve as an investment advisor to the Wells Family of Real Estate Funds. Since 1997, Mr. Wells has been a trustee of the Wells Family of Real Estate Funds. Since 2004, he has been President and sole director of Wells Real Estate Advisory Services, Inc. He has been the President, Treasurer, and a director of Wells & Associates, Inc., a real estate brokerage and investment company, since it was incorporated in 1978. Mr. Wells serves as the principal broker for Wells & Associates, Inc.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985 he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree in Economics from the University of Georgia. Mr. Wells is a member of the Financial Planning Association (FPA).

On August 26, 2003, Mr. Wells and WIS entered into a Letter of Acceptance, Waiver and Consent (“AWC”) with the NASD (now “FINRA”) relating to alleged rule violations. The AWC set forth the NASD’s findings that Wells Investment Securities and Mr. Wells had violated conduct rules relating to the provision of noncash compensation of more than $100 to associated persons of NASD member firms in connection with their attendance at the annual educational and due diligence conferences sponsored by WIS in 2001 and 2002. Without admitting or denying the allegations and findings against them, WIS and Mr. Wells consented in the AWC to various findings by the NASD that are summarized in the following paragraph:

In 2001 and 2002, WIS sponsored conferences attended by registered representatives who sold its real estate investment products. WIS also paid for certain expenses of guests of the registered representatives who attended the conferences. In 2001, WIS paid the costs of travel to the conference and meals for many of the guests and paid the costs of playing golf for some of the registered representatives and their guests. WIS later invoiced registered representatives for the cost of golf and for travel expenses of guests, but was not fully reimbursed for such. In 2002, WIS paid for meals for the guests. WIS also conditioned most of the 2001 conference invitations on attainment by the registered representatives of a predetermined sales goal for WIS products. This conduct violated the prohibitions against payment and receipt of noncash compensation in connection with the sales of these products contained in NASD’s Conduct Rules 2710, 2810, and 3060. In addition, WIS and Mr. Wells failed to adhere to all of the terms of their written undertaking made in March 2001 not to engage in the conduct described above, and thereby failing to observe high standards of commercial honor and just and equitable principles of trade, in violation of NASD Conduct Rule 2110.

WIS consented to a censure, and Mr. Wells consented to suspension from acting in a principal capacity with an NASD member firm for one year. WIS and Mr. Wells also agreed to the imposition of a joint and several fine in the amount of $150,000. Mr. Wells’ one-year suspension from acting in a principal capacity with WIS ended on October 6, 2004.

Douglas P. Williams. Since our inception in September 2005, Mr. Williams has been our Executive Vice President, Secretary, and Treasurer. He served as one of our directors from inception until June 22, 2007. From 1999 to 2007, he has also served as Executive Vice President, Secretary, and Treasurer and a director of Piedmont REIT. Since 2003, he has served as Executive Vice President, Secretary, and Treasurer and a director of Wells REIT II. From 2006 to 2008, he served as Executive Vice President, Secretary, and Treasurer and a director of Institutional REIT, Inc. (“Institutional REIT”). Since March 2007, he has served as Executive Vice President, Secretary, and Treasurer and a director of Wells Total Return REIT. Since 1999, Mr. Williams has also been a Senior Vice President of Wells Capital and a Vice President, Chief Financial Officer, Treasurer, and a director of WIS. He has also been a Vice President of WREF and Wells Asset Management, Inc. since 1999.

From 1996 to 1999, Mr. Williams served as Vice President and Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc., a supplier to the paper industry (“ECC”) and to the paint, rubber, and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for a predecessor firm of KPMG Peat Marwick LLP. Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with FINRA as a financial and operations principal. Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Amos Tuck School of Graduate Business Administration at Dartmouth College.

Randall D. Fretz. Since our inception in September 2005, Mr. Fretz has been our Senior Vice President. He has also been a Senior Vice President of Wells Capital since 2002. He has also been the Chief of Staff and a Vice President of WREF since 2002, a Senior Vice President of Piedmont REIT from 2002 to 2007, a Senior Vice President of Wells REIT II since 2003, a Senior Vice President of Institutional REIT from 2006 to 2008, a Senior Vice President of Wells Total Return REIT since March 2007, and a director of WIS since 2002. Mr. Fretz is primarily responsible for corporate strategy and planning, advising, and coordinating the executive officers of Wells Capital on corporate matters and special projects. Prior to joining Wells Capital in 2002, Mr. Fretz served for seven years as President of U.S. and Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor. Mr. Fretz was previously a Division Director at Bausch & Lomb, a manufacturer of optical equipment and products, and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a Bachelor of Arts degree in Sociology and a Bachelor of Physical Education from McMaster University in Hamilton, Ontario. He also earned a Master of Business Administration degree from the Ivey School of Business in London, Ontario.

Jess E. Jarratt. Mr. Jarratt has served as one of our directors since June 22, 2007. He also has served as Senior Vice President of Wells Capital and President of Wells TIMO since March 2007. Mr. Jarratt is responsible for directing and managing all aspects of timberland operations for Wells including timberland acquisitions and dispositions, portfolio and property management, and timberland financing. From February 2006 through February 2007, Mr. Jarratt served as Managing Director of SunTrust Robinson Humphrey’s Structured Real Estate Group, where he was responsible for structuring and purchasing net-leased real estate for SunTrust’s dedicated equity account and originating financing vehicles for agricultural and timberland properties. From July 2001 through January 2006, Mr. Jarratt was Managing Director for SunTrust Robinson Humphrey’s Capital Markets Origination group where he originated and structured large, multi-capital transactions across SunTrust’s Corporate Banking unit. From July 1995 through July 2001, Mr. Jarratt was Group Vice President of SunTrust’s AgriFood Group, which he founded and grew into a group of 20 professionals and over $1 billion in assets. From 1988 through July 1995, Mr. Jarratt was Vice President of Rabobank International, a multinational Dutch bank where he led corporate lending activities to U.S. agribusiness companies and timberland and forest products companies. From April 1985 through May 1988, Mr. Jarratt served as one of the original foresters for a predecessor entity to Hancock Timber Resource Group, one of the largest institutional managers of timber in the world. In his role as Timberland Investment Officer, Mr. Jarratt purchased and managed one of the fund’s first investments in timberland, including the merchandising of the property’s timber. Mr. Jarratt was also instrumental in the development of the financial analysis used in the purchase of timberland by the company. From April 1983 through April 1985, Mr. Jarratt served as a Procurement Forester with the Kirby Lumber Company. His responsibilities in this role included the purchase of enough raw timber to supply a plywood mill, management of various relationships with dealers and suppliers, cruising prospective timber acquisitions, and negotiating purchase prices with landowners. Prior to joining Kirby Lumber Company, Mr. Jarratt worked as a Timberland Purchase Forester responsible for building a land base for Nekoosa’s Ashdown Arkansas paper mill by originating, cruising, negotiating, and closing on timberland purchases. Mr. Jarratt began his career as a Forester with the Texas Forest Service in August 1979, where he worked with private landowners to develop and implement forest management plans. Mr. Jarratt received a Bachelor of Science degree in Forestry from Texas A&M University and a Master of Business Administration degree from the University of North Texas. In addition, Mr. Jarratt is a Certified Management Accountant (“CMA”) and has completed the Harvard Business School Executive Agribusiness Program. Mr. Jarratt is a member of the Institute of Management Accounting.

Michael P. McCollum, Ph.D. Dr. McCollum is one of our independent directors. He has worked in the forest products industry for the past 25 years. From June 1996 until his retirement in December 2005, Dr. McCollum led the Wood and Fiber Supply Division of Georgia-Pacific Corporation, one of the world’s leading manufacturers and distributors of tissue, pulp, paper, packaging, building products, and related chemicals, and in January 2001, he became President of the division. From July 1992 to June 1996, Dr. McCollum served in positions of increasing responsibility at Georgia-Pacific in the areas of forest management, wood and fiber supply, technical support, and strategic planning. From February 1984 to July 1992, Dr. McCollum served in various positions at Temple-Inland Inc., a major forest products corporation. From January 1981 to February 1984, Dr. McCollum worked in the Wood Products Division of Manville Forest Products Corporation, a subsidiary of Johns Manville, a Berkshire Hathaway company and a leading manufacturer and marketer of premium-quality building and specialty products. Dr. McCollum received a Bachelor of Science degree in Forestry from the University of Arkansas and a Ph.D. in Forest Science from Texas A&M University.

Dr. McCollum is a member of the Society of American Foresters and has served on the boards of several industry and conservation associations.

E. Nelson Mills. Mr. Mills is one of our independent directors. Since 2007, Mr. Mills has served as a director of Wells REIT II. From 2006 to 2008, Mr. Mills served as an independent director of Institutional REIT. Since December 2004, Mr. Mills has served as the chief financial officer and chief operations officer of Williams Realty Advisors, where he is responsible for financial strategy, design, formation, and operation of real estate investment funds. From April 2004 to December 2004, Mr. Mills was a consultant to and the chief financial officer of Timbervest, LLC, an investment manager specializing in timberland investment planning. From September 2000 to April 2004, Mr. Mills served as chief financial officer of Lend Lease Real Estate Investments, Inc. and from August 1998 to August 2000 served as a senior vice president of Lend Lease with responsibility for tax and acquisition planning and administration. Mr. Mills was a tax partner with KPMG LLP from January 1987 to August 1998. Mr. Mills received a Bachelor of Science degree in Business Administration from the University of Tennessee and a Master of Business Administration degree from the University of Georgia. Mr. Mills is also a Certified Public Accountant.

Donald S. Moss. Mr. Moss is one of our independent directors. He is also an independent director of Piedmont REIT and a trustee of the Wells Family of Real Estate Funds. Mr. Moss was also an independent director of Wells REIT II from 2003 until 2007. He was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations—Worldwide from 1976 to 1979, Group Vice President of Sales—Worldwide from 1979 to 1980, Senior Vice President—International from 1980 to 1983, and Group Vice President—Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand, and Avon Malaysia from 1980 to 1983. He formerly was a director of The Atlanta Athletic Club and the National Treasurer and a director of the Girls Clubs of America from 1973 to 1976. Mr. Moss attended the University of Illinois where he majored in Business.

Willis J. Potts, Jr. Mr. Potts is one of our independent directors. From June 1999 until his retirement in June 2004, Mr. Potts served as vice president and general manager of Temple-Inland Inc., a major forest products corporation, where he was responsible for all aspects of the management of a major production facility, including timber acquisition, community relations, and governmental affairs. From November 1994 to June 1999, Mr. Potts was senior vice president of Union Camp Corporation, where he was responsible for all activities of an international business unit with annual revenues of approximately $1 billion, including supervision of acquisitions and dispositions of timber and timberland, controllership functions, and manufacturing. Mr. Potts is the past chairman of the board of directors of the Technical Association of the Pulp and Paper Industry (“TAPPI”), the largest technical association serving the pulp, paper, and converting industry. In 2006, Mr. Potts was appointed to the Board of Regents of The University System of Georgia. Mr. Potts also serves as a Director of J&J Industries, a privately held carpet manufacturing company. Mr. Potts received a Bachelor of Science degree in industrial engineering from the Georgia Institute of Technology. He also completed the Executive Program at the University of Virginia.

Compensation of Executive Officers

Our executive officers do not receive compensation from us for services rendered to us. Our executive officers also are officers of Wells TIMO, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us. As a result, our board of directors has determined that it is not necessary to establish a Compensation Committee. See “Certain Relationships and Related Party Transactions” for a discussion of the fees paid to Wells Capital and its affiliates.

Compensation of Directors

We have provided below certain information regarding compensation paid to or earned by our directors during the 2007 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Leo F. Wells, III (1)(2)	—	—	—
Douglas P. Williams (1)(2)	—	—	—
Jess E. Jarratt (2)	—	—	—
Michael P. McCollum	35,750	—	35,750
E. Nelson Mills	54,500	—	54,500
Donald S. Moss	53,000	—	53,000
Willis J. Potts, Jr.	53,250	—	53,250

(1)	Mr. Wells and Mr. Williams resigned from our board effective June 22, 2007.
(2)	Directors who are also executive officers do not receive compensation for services rendered as a director.

Cash Compensation

We pay each of our independent directors:

•	an annual retainer of $18,000;

•	$2,000 per regularly scheduled board meeting attended;

•	$1,500 per regularly scheduled committee meeting attended (committee chairpersons receive an additional $500 per committee meeting for serving in that capacity); and

•	$250 per special board meeting attended, whether held in person or by telephone conference.

Members of our Audit Committee are paid $2,500 per meeting attended for each of the four meetings necessary to review our quarterly and annual financial statements.

In addition, we have reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors pursuant to our Independent Director Stock Incentive Plan (“stock incentive plan”) (described below). Our independent directors may elect to receive the annual retainer and board of directors and committee meeting fees in shares of our common stock.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Independent Director Stock Incentive Plan

We have reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors authorized and reserved for issuance under our stock incentive plan.

The exercise price of any award shall not be less than the fair market value of the common stock on the date of the grant. Our board of directors, or a committee of its independent directors, administers the stock incentive plan, with sole authority (following consultation with Wells TIMO) to select participants, determines the types of awards to be granted, and all of the terms and conditions of the awards, including whether the grant, vesting, or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting, and/or settlement of the awards would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless determined by our board of directors or a committee of its independent directors, no award granted under the long-term incentive plan will be transferable except through the laws of descent and distribution.

In addition to cash compensation, upon the appointment of an independent director to our board of directors, the newly appointed director receives a grant of options to purchase 2,500 shares of our common stock. Of the options granted to date, one-third are immediately exercisable on the date of grant, one-third will become exercisable on the first anniversary of the date of grant, and the remaining one-third will become exercisable on the second anniversary of the date of grant. These initial grants of options are anti-dilutive with an exercise price of $10.00 per share. Upon each subsequent re-election of the independent director to the board of directors, he or she will receive a subsequent grant of options to purchase 1,000 shares of our common stock. The exercise price for the subsequent options will be the greater of (1) $10.00 per share or (2) the fair market value of the shares on the date of grant.

All stock options granted to our independent directors are granted pursuant to our stock incentive plan and are governed by the terms of such plan. The stock options will lapse on the first to occur of (1) the tenth anniversary of the date of grant or (2) the removal for cause of the independent director as a member of the board of directors. Upon the occurrence of a change in control, or upon termination of the director’s service by reason of his or her death, disability, or termination without cause, the options will become fully vested and exercisable. Options are generally exercisable in the case of death or disability for a period of one year after death or the termination by reason of disability. No option issued may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. The independent directors may not sell, pledge, assign, or transfer their options other than by will or the laws of descent or distribution or (except in the case of an incentive stock option) pursuant to a qualified domestic relations order.

Our independent directors may elect to receive their annual retainer fees and the board of directors and committee meeting fees in shares of our common stock. The number of shares that an independent director receives in lieu of the annual retainer or meeting fees is determined by dividing the annual retainer or meeting fee by a price determined by the board of directors from time to time, which for 2008 is $9.12.

During 2006, upon his initial appointment to our board of directors, each independent director received a grant of options to purchase 2,500 shares of our common stock pursuant to our stock incentive plan. In accordance with Statement of Financial Accounting Standards No. 123-R (Share-Based Payment), we estimated the aggregate grant date fair value of these options, using the Black-Scholes-Merton model, to be approximately $25,000. As of December 31, 2007, Messrs. McCollum, Mills, Moss, and Potts held, in the aggregate, options to purchase up to 10,000 shares of our common stock pursuant to our stock incentive plan.

Equity Compensation Plan Information

We have reserved 100,000 shares of common stock under the stock incentive plan. The plan was approved by our stockholders in 2005 before we commenced our initial public offering. The following table provides summary information on the securities issuable under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	10,000		$10.00	490,000
Equity compensation plans not approved by security holders	—		—	—

Total		$

(1)	We have granted 2,500 options for our common stock, as defined in our 2005 Long-Term Incentive Plan, to each of our four independent directors.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following sets forth disclosure of the material terms, factors, and circumstances surrounding any and all transactions exceeding $120,000 involving us, members of our board of directors, our advisor, our sponsor, or any of their affiliates, occurring as of December 31, 2007. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders, and have determined that all such transactions are fair to our stockholders.

Our Relationship with Wells Capital and Wells TIMO

Our executive officers, Leo F. Wells, III, Douglas P. Williams, and Randall D. Fretz, also are executive officers of Wells Capital, our sponsor, which is the manager of Wells TIMO, our advisor. Mr. Wells is the sole director of our advisor and indirectly owns 100% of Wells TIMO’s equity. As a newly formed entity, we do not believe our asset base or the income generated by these assets is large enough to support a fully integrated staff of employees. As a result, we would either have to incur operating losses until our assets and income grew to the size needed to support a fully integrated staff, do without certain services, or retain a third party to provide management services. Our board of directors has elected the third option. We have entered into an advisory agreement (“Advisory Agreement”) with Wells TIMO to serve as our advisor with responsibility to oversee and manage our day-to-day operations and to perform other duties, including the following:

•	find, present, and recommend to our board of directors real estate investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our real estate acquisitions, sales, or joint ventures;

•	at the direction of our management, prepare all reports and regulatory filings, including those required by federal and state securities laws;

•	arrange for financing and refinancing of properties;

•	oversee the performance of any property managers or asset managers, including our timber manager;

•	review and analyze the properties’ operating and capital budgets;

•	generate an annual budget for us;

•	review and analyze financial information for each property and the overall portfolio;

•	if a transaction requires approval by the board of directors, deliver to the board of directors all documents requested by the board in its evaluation of the proposed transaction;

•	actively oversee the management of our properties for purposes of meeting our investment objectives;

•	perform cash management services;

•	perform transfer agent functions; and

•	engage our agents.

Our advisor is at all times subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent.

Under the terms of the Advisory Agreement, having raised at least $2.0 million from the sale of common stock in our initial offering, we became obligated to reimburse Wells TIMO for organization and offering costs equal to the lesser of actual costs incurred or 1.2% of the total gross offering proceeds raised. As of December 31, 2007, and December 31, 2006, Wells TIMO had incurred aggregate organization and offering expenses on our behalf of approximately $2.7 million and $1.5 million, respectively. As of December 31, 2007, approximately $0.5 million is due to Wells Capital for operating expenditures funded on our behalf pursuant to the Advisory Agreement.

Under the terms of the Advisory Agreement, we pay a monthly asset management fee equal to one-twelfth of 1.0% of the greater of (i) the gross cost of all investments made on our behalf and (ii) the aggregate value of such investments. Wells TIMO engages experienced timber management companies to assist Wells TIMO with certain of its responsibilities under the Advisory Agreement, including investing in timberland, managing day-to-day operations, and selling timber on our behalf. Timber management companies perform these services under contracts with Wells TIMO and are compensated by Wells TIMO under the terms of such contracts. As of December 31, 2007, Wells TIMO had earned approximately $0.7 million in asset management fees. Wells TIMO earned no asset management fees as of December 31, 2006. For the 12 months ended December 31, 2007, the aggregate amount of advisory fees and the aggregate amount of other fees paid to our advisor and any affiliate of our advisor by us (including fees or charges paid to our advisor and any affiliate of the advisor by third parties doing business with us) was approximately $4.8 million.

We will reimburse Wells TIMO for all costs and expenses it incurs in fulfilling its duties as the asset portfolio manager. These costs and expenses may include wages and salaries and other employee-related expenses of Wells TIMO’s employees engaged in management, administration, operations, and marketing functions. Employee-related expenses include taxes, insurance, and benefits relating to such employees, and legal, travel, and other out-of-pocket expenses that are directly related to the services they provide. Wells TIMO will allocate its reimbursable costs of providing these services among us and the various affiliated public real estate investment programs (the “Wells Real Estate Funds”) based on time spent on each entity by individual personnel. As of December 31, 2007 and December 31, 2006, Wells TIMO had incurred such costs and expenses for approximately $2.4 million and $0.8 million, respectively.

We will pay a fee to Wells TIMO for services related to the disposition of investment properties. When we sell a property, if Wells TIMO provided a substantial amount of services in connection with the sale (as determined by our independent directors), we will pay Wells TIMO a fee equal to (i) for each property sold at the contract price up to $20.0 million, up to 2.0% of the sales price, and (ii) for each property sold at a contract price in excess of $20.0 million, up to 1.0% of the sales price. The precise amount of the fee within the preceding limits will be determined by our board of directors, including our independent directors, based on the level of services provided and market norms. The real estate disposition fee may be in addition to real estate commissions paid to third parties. However, the total real estate commissions (including such disposition fee) may not exceed the lesser of (i) 6.0% of the sales price of each property or (ii) the level of real estate commissions customarily charged in light of the size, type, and location of the property. To date, Wells TIMO has earned a disposition fee of approximately $80,000.

Our Advisory Agreement has a one-year term expiring August 11, 2008, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. We may terminate the Advisory Agreement without penalty upon 60 days’ written notice. If we terminate the Advisory Agreement, we will pay Wells TIMO all unpaid reimbursements of expenses and all earned but unpaid fees. Either a majority of our independent directors or our advisor may terminate our Advisory Agreement with Wells TIMO without cause or penalty on 60 days’ written notice. In the event our Advisory Agreement with Wells TIMO is terminated and a successor advisor is appointed, our board of directors must determine that the successor advisor possesses sufficient qualifications to perform the services described in the Advisory Agreement and that the compensation we will pay to the successor advisor will be reasonable in relation to the services provided. Our advisor also owns 100 special units in Wells Timberland OP, representing 100% of this class of limited partnership interest. These special units entitle our advisor to receive certain distributions and payments only in the event that certain performance-based conditions are satisfied at the time such amounts become payable. The special units do not entitle the holder to any of the rights of a holder of common units of Wells Timberland OP, including the right to regular distributions from operations. The special units may be redeemed by our advisor resulting in a one-time payment to the holder of the special units in the amount that would have been distributed with respect to the special units if Wells Timberland OP had sold all of its real property assets for their then fair market values upon the earlier of (i) the listing of our common stock on a national securities exchange or (ii) the termination or nonrenewal of the Advisory Agreement under certain conditions. In the event of a termination or nonrenewal of the Advisory Agreement under those conditions, the one-time payment to the holder of the special units will be the amount that would have been distributed with respect to the special units if Wells Timberland OP had sold all of its assets for their then fair market values (as determined by appraisal), except for cash and those assets which can be readily marked to market, paid all of its liabilities, and distributed any remaining amount to the holders of units in liquidation of Wells Timberland OP.

Our Relationship with WIS

Mr. Wells indirectly owns 100% of our dealer-manager, WIS. In addition, Messrs. Fretz and Williams are directors of WIS. WIS is entitled to receive selling commissions of up to 7.0% of aggregate gross offering proceeds. From January 1, 2007 through December 31, 2007, we incurred selling commissions of $3.0 million to WIS, of which approximately 100% was reallowed to participating broker/dealers, net of discounts. Additionally, WIS earns a dealer-manager fee of 1.8% of the gross offering proceeds at the time the shares are sold. Some or all of the fees under the dealer-manager agreement may be reallowed to participating broker/dealers. Dealer- manager fees apply only to the sale of shares in the primary offering, and do not apply to the sale of shares under our distribution reinvestment plan. From January 1, 2007 through December 31, 2007, we incurred dealer- manager fees of $0.8 million to WIS, of which approximately $0.4 million was reallowed to participating broker/dealers, net of discounts.

Our board of directors, including a majority of our independent directors, believes that this arrangement with WIS is fair. The compensation payable to WIS reflects our belief that such selling commissions and dealer- manager fees will maximize the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of high-quality, income-producing properties.

Certain Relationships Involving our Directors

E. Nelson Mills, our director, served as an independent director of Institutional REIT from 2006 to 2008 and is currently a director of Wells REIT II, two entities for which Wells Capital has served or currently serves as the advisor. Donald S. Moss is a trustee of the Wells Family of Real Estate Funds.

Certain Conflict Resolution Procedures

Independent Directors

Our independent directors are empowered to resolve potential conflicts of interest. Serving on the board of, or owning an interest in, another Wells-sponsored program will not, by itself, preclude a person from being named an independent director. The independent directors, who are authorized to retain their own legal advisor and financial advisor, are empowered to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by Wells TIMO affiliates could reasonably be compromised. Those conflict-of-interest matters that the board of directors cannot delegate to a committee under Maryland law must be acted upon by both the board of directors and a majority of our independent directors. Among the matters we expect our independent directors to act upon are:

•	the continuation, renewal, or enforcement of our agreements with Wells TIMO and its affiliates, including the Advisory Agreement and the dealer-manager agreement;

•	public offerings of securities;

•	transactions with affiliates;

•	compensation of our officers and directors who are affiliated with our advisor;

•	whether and when we apply to list our shares of common stock on a national securities exchange; and

•	whether and when we seek to sell our company or our assets.

Other Charter Provisions Relating to Conflicts of Interest

In addition to providing for our independent directors to act together to resolve potential conflicts, our charter contains many other restrictions relating to conflicts of interest, including the following:

Advisor Compensation. The independent directors evaluate at least annually whether the compensation that we contract to pay to Wells TIMO and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by our charter. The independent directors supervise the performance of Wells TIMO and its affiliates to determine that the provisions of our compensation arrangements are being carried out, and whether or not to increase or decrease the amount of compensation payable to Wells TIMO. The independent directors base their evaluation of Wells TIMO on the factors set forth below as well as any other factors that they deem relevant:

•	the amount of the fees paid to Wells TIMO and its affiliates in relation to the size, composition, and performance of our investments;

•	the success of Wells TIMO in generating appropriate investment opportunities;

•	the rates charged to other REITs and others by advisors performing similar services;

•	additional revenues realized by Wells TIMO and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by Wells TIMO and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by Wells TIMO for its own account and for its other clients.

Term of Advisory Agreement. Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that the contract with a particular advisor may be renewed. Either a majority of our independent directors or our advisor may terminate our Advisory Agreement with Wells TIMO without cause or penalty on 60 days’ written notice. In the event our Advisory Agreement with Wells TIMO is terminated and a successor advisor is appointed, our board of directors must determine that the successor advisor possesses sufficient qualifications to perform the services described in the Advisory Agreement and that the compensation we will pay to the successor advisor will be reasonable in relation to the services provided.

Our Acquisitions, Dispositions, and Leases. We will not purchase or lease properties in which Wells TIMO, our directors, or officers or any of their affiliates have an interest without a determination by a majority of our independent directors that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the affiliated seller or lessor unless there is substantial justification for the excess amount. In no event will we acquire any such property at an amount in excess of its current appraised value as determined by an independent expert selected by our independent directors not otherwise interested in the transaction. In addition, we will not sell or lease properties to Wells TIMO, our directors or officers, or any of their affiliates unless a majority of our independent directors determine that the transaction is fair and reasonable to us.

Other Transactions Involving Affiliates. A majority of our independent directors must conclude that all other transactions, including joint ventures, between us and Wells TIMO, our officers or directors, or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

No Limitation on Other Business Activities. Our charter does not prohibit Wells TIMO, our directors or officers, or any of their affiliates from engaging, directly or indirectly, in any other business or from owning interests in any other business ventures, including business ventures involved in the acquisition, ownership, management, or sale of timberland or other types of properties.

Limitation on Operating Expenses. Wells TIMO must reimburse us the amount by which our aggregate annual total operating expenses exceed the greater of 2.0% of our average invested assets or 25% of our net income unless our independent directors have determined that such excess expenses were justified based on unusual and nonrecurring factors. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the 12 months then ended exceeded the limitation, we will send to our stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. “Average invested assets” means the average monthly book value of our assets for a specified period before deducting depreciation, bad debts, or other noncash reserves. “Total operating expenses” means all costs and expenses paid or incurred by us, as determined under generally accepted accounting principles applicable in the United States, that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses; legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees; printing and other such expenses; and taxes incurred in connection with the issuance, distribution, transfer, registration, and stock exchange listing of our stock; (ii) interest payments; (iii) taxes; (iv) noncash expenditures such as depreciation, amortization, and bad debt reserves; (v) reasonable incentive fees based on the gain from the sale of our assets; and (vi) acquisition fees, acquisition expenses, real estate disposition fees on the resale of property, and other expenses connected with the acquisition, disposition, management, and ownership of real estate interests or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

Issuance of Options and Warrants to Certain Affiliates. Our charter prohibits the issuance of options or warrants to purchase our capital stock to Wells TIMO, our directors or officers, or any of their affiliates (i) on terms more favorable than we offer such options or warrants to the general public or (ii) in excess of an amount equal to 10% of our outstanding capital stock on the date of grant.

Repurchase of Our Shares. Our charter prohibits us from paying a fee to Wells TIMO or our directors or officers or any of their affiliates in connection with the repurchase of our capital stock.

Loans. We will not make any loans to Wells TIMO or to our directors or officers or any of their affiliates. In addition, we will not borrow from these affiliates unless a majority of our independent directors approve the transaction as being fair, competitive, and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will apply only to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or Wells TIMO or its affiliates.

Voting of Shares Owned by Affiliates. Wells TIMO and our nonindependent directors or officers or any of their affiliates who acquire shares of our common stock may not vote their shares regarding (i) the removal of any of Wells TIMO’s affiliates or (ii) any transaction between them and us.

Allocation of Investment Opportunities

Since our company is the only Wells program to date formed for the purpose of investing primarily in timberland, we do not expect that Wells TIMO or the Wells Capital personnel who perform services for us on behalf of Wells TIMO will face substantial conflicts in allocating, among us and other Wells programs, investment opportunities that are suitable for us, at least until such time, if ever, as another Wells program is formed for the purpose of investing in timberland.

In the event that Wells TIMO manages another program in the future for which timberland investments are suitable, Wells TIMO will be required to present each investment opportunity it identifies to the program for which the investment opportunity is most suitable. This determination is made by Wells TIMO. However, our Advisory Agreement with Wells TIMO requires that Wells TIMO make this determination in a manner that is fair without favoring any other Wells-sponsored program. In determining the Wells-sponsored program for which an investment opportunity would be most suitable, Wells TIMO will consider the following factors:

•	the investment objectives and criteria of each program;

•	the cash requirements of each program;

•	the effect of the acquisition both on diversification of each program’s investments by type of property and geographic area and, if applicable, on diversification of the lessees of its properties;

•	the policy of each program relating to leverage of properties;

•	the anticipated cash flow of each program;

•	the income tax effects of the purchase on each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

In the event that Wells TIMO serves as the sponsor, manager, or advisor to another Wells timberland program and an investment opportunity becomes available that is equally suitable for us and one or more such other programs, then Wells TIMO will offer the investment opportunity to the entity that has had the longest period of time elapsed since it was offered an investment opportunity. If a subsequent event or development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of Wells TIMO, to be more appropriate for another Wells program, Wells TIMO may offer the investment to another Wells program.

Our Advisory Agreement with Wells TIMO requires that Wells TIMO periodically inform our independent directors of the investment opportunities it has offered to other Wells programs so that the independent directors can evaluate whether we are receiving our fair share of opportunities. Wells TIMO is to inform our independent directors of such investment opportunities quarterly. Wells TIMO’s success in generating investment opportunities for us and its fair allocation of opportunities among Wells programs are important criteria in our independent directors’ determination to continue or renew our arrangements with Wells TIMO and its affiliates. Our independent directors have a duty to ensure that Wells TIMO fairly applies its method for allocating investment opportunities among the Wells-sponsored programs.

Director Independence

We have a five-member board of directors. Four directors qualify as “independent directors” as defined in our charter, in compliance with the requirements of the NASAA Guidelines. Our charter provides that a majority of the directors must be “independent directors.” As defined in our charter, an “independent director” is a person who is not, on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly, associated with our sponsor or our advisor by virtue of (i) ownership of an interest in the sponsor, the advisor, or any of their affiliates, other than us; (ii) employment by the sponsor, the advisor, or any of their affiliates; (iii) service as an officer or director of the sponsor, the advisor, or any of their affiliates, other than as one of our directors; (iv) performance of services, other than as a director, for the corporation; (v) service as a director or trustee of more than three real estate investment trusts organized by the sponsor or advised by the advisor; or (vi) maintenance of a material business or professional relationship with the sponsor, the advisor, or any of their affiliates. A business or professional relationship is considered “material” if the aggregate gross revenue derived by the director from the sponsor, the advisor, and their affiliates (excluding fees for serving as one of our directors or other REIT or real estate program organized or advised or managed by the advisor or its affiliates) exceeds 5.0% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with the sponsor or the advisor shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with the sponsor, the advisor, any of their affiliates, or with us. Two of our independent directors, E. Nelson Mills and Donald S. Moss, may face conflicts of interest because each has affiliations with other programs sponsored by Wells Capital and its affiliates.

Each of our independent directors also would qualify as independent under the rule of the New York Stock Exchange, and our Audit Committee members would qualify as independent under the New York Stock Exchange’s rules applicable to Audit Committee members. However, we are not listed on the New York Stock Exchange.

STOCK OWNERSHIP

The following table shows, as of May 16, 2008, the amount of our common stock and Series “A” preferred stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5.0% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage
Wells Timberland Management Organization, LLC(3)	20,000	*

Leo F. Wells, III(3)	102,237	1.4%
Douglas P. Williams	1,096	*
Randall D. Fretz	548	*
Jess E. Jarratt	2,741	*
Michael P. McCollum(4)	1,666	*
E. Nelson Mills (4)	1,666	*
Donald S. Moss(4)	2,214	*
Willis J. Potts, Jr.(4)	1,666	*
All officers and directors as a group (8 persons)	113,834	1.6%

Series “A” Preferred Stock
Wells Real Estate Funds, Inc.(3)	32,128	100%
Leo F. Wells, III(3)	32,128	100%

*	Less than 1% of the outstanding common stock.
(1)	Address of each named beneficial owner is c/o Wells Timberland REIT, Inc., 6200 The Corners Parkway, Norcross, Georgia 30092-3365.
(2)	None of the shares are pledged as security.
(3)

As the sole stockholder of Wells Real Estate Funds, Inc., which directly or indirectly owns Wells Capital, Inc., the sole owner of Wells Timberland Management Organization, LLC (“Wells TIMO”), Mr. Wells may be deemed the beneficial owner of the shares held by Wells TIMO. Wells TIMO also holds 200 common units in Wells Timberland OP and 100 special units in Wells Timberland OP. Mr. Wells is also deemed to be the beneficial owner of 32,128 shares of Series “A” preferred stock held by Wells Real Estate Funds, Inc.

(4)	Includes options to purchase up to 1,666 shares of common stock, which are immediately exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors, and greater than 10.0% stockholders are not currently subject to the beneficial ownership reporting requirements pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and therefore no reports were filed in 2007 pursuant to Section 16(a).

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC now permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of our common stock, you should have already received a householding notification from us. If you have any questions or require additional copies of the annual disclosure documents, please contact our Client Services

Department by mail at Wells Client Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828 or by telephone at 1-800-557-4830. We will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROPOSALS YOU MAY VOTE ON

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) over the Internet, (2) by telephone, or (3) by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of five nominees to our board of directors. Those persons elected will serve as directors until the 2009 annual stockholders meeting and until their successors are duly elected and qualify. The board of directors has nominated the following people for re-election as directors:

•	Jess E. Jarratt

•	Michael P. McCollum

•	E. Nelson Mills

•	Donald S. Moss

•	Willis J. Potts, Jr.

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 10 through 14.

If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares “FOR” the election of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

A plurality of the votes cast is required for the election of the directors. This means that the director nominee with the most votes for a particular board seat is elected for that seat. Because the number of nominees does not exceed the number of board seats, a nominee need only receive a single “for” vote to be elected. Abstentions and “withhold” votes should have no effect on the outcome of the election, but they will count toward the establishment of a quorum.

In order to enhance your ability to influence the composition of the board of directors in an uncontested election such as this, we have recently adopted a policy requiring all of the nominees to agree to offer to resign should he receive fewer “for” votes than “withhold” votes in an uncontested election. If a director must offer to resign because of “withhold” vote totals, a majority of the independent directors must accept or reject the offer of resignation within 90 days following certification of the stockholder vote. If a majority of the independent directors accepts the offer, then the resignation will be effective upon acceptance. If a majority of the independent directors rejects an offer, it must disclose the reasons for doing so in a Form 8-K filed with the Securities and Exchange Commission. The offer of resignation also may be accepted at a stockholder meeting duly called for the express purpose of accepting such resignation and electing a successor to fill the vacancy created thereby.

Any director who tenders his or her resignation pursuant to this provision shall not participate in any director action regarding whether to accept his or her offer of resignation or whether to accept any other director’s resignation. However, if the nonparticipation of resigning directors would leave fewer than three directors participating in the decision, then all independent directors may participate other than the director whose resignation is at issue.

The offer of resignation also may be accepted at a stockholder meeting duly called for the express purpose of accepting such resignation and electing a successor to fill the vacancy created thereby. Unless previously accepted by a majority of the independent directors, such resignation shall be effective immediately prior to the stockholders’ election of a successor at such meeting. If no successor is elected and qualified at such meeting, then the resignation shall not be deemed to be accepted.

This policy is set forth in our Corporate Governance Guidelines, a copy of which is available on our Web site at www.wellsref.com.

Recommendation

Your board of directors unanimously recommends a vote “FOR” all nominees listed for re-election as directors.

PROPOSAL 2. AMENDMENT TO OUR CHARTER

Introduction

Our charter currently requires that if our shares are not listed on a national securities exchange on or before the tenth anniversary of the termination of the initial public offering, then the board of directors must either approve the listing of our shares on a national securities exchange, extend or eliminate this deadline, or declare that a proposed liquidation is advisable. On January 17, 2008, the board of directors approved an extension of the termination of the initial public offering from August 11, 2008 to August 11, 2009. This resulted in an extension of the tenth anniversary of the termination of the initial public offering from August 11, 2018 to August 11, 2019.

Because the board of directors fully intends to effect a transaction by August 11, 2018 that will provide liquidity to our stockholders, thus fulfilling its obligations under the charter, it has determined that it is in the best interest of our stockholders to set a specific date by which our shares will either be listed on a national securities exchange or we will commence an orderly liquidation.

In the proxy statement and at the annual meeting, the board of directors is not requesting the approval of the stockholders to list our shares on a national securities exchange or to commence an orderly liquidation. Rather, the board of directors is requesting that the stockholders approve an amendment to the charter requiring the board of directors to take such actions by a specific date, rather than by reference to the tenth anniversary of the termination of the initial public offering. If the stockholders do not approve the proposal to amend our charter, the board of directors will not be under any obligation to list our shares on a national securities exchange or commence an orderly liquidation by August 11, 2018.

Vote Required

Approval of the proposal to amend our charter requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. You may vote for or against or abstain on the proposal to amend our charter. Abstentions and broker nonvotes will have the same effect as votes against the proposals to amend our charter. Proxies received will be voted “FOR” the approval of the proposal to amend our charter unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and our charter, you will not be entitled to rights of appraisal with respect to the proposed amendments to our charter. Accordingly, to the extent that you object to any of the proposed amendments to our charter, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your shares of common stock under the provisions of Maryland law governing appraisal rights.

Presentation of Proposed Amendment

Below, we show the proposed amendment to our charter. We propose to delete Article XV in its entirety and replace it with the text below:

Proposal 2: Approval of a proposed amendment to our charter to set a date by which our board of directors must either list our shares on a national securities exchange, commence an orderly liquidation of our assets, or adopt and recommend for stockholder approval a resolution extending such deadline.

Amendments to Article XV of our Third Articles of Amendment and Restatement

“ARTICLE XV

DURATION

In the event that Listing does not occur on or before August 11, 2018, then the Board of Directors must either (a) adopt a resolution that sets forth a proposed amendment to the Charter extending or eliminating this deadline (the “Extension Amendment”), declare that the Extension Amendment is advisable, and direct that the proposed Extension Amendment be submitted for consideration at either an annual or special meeting of the Stockholders; or (b) adopt a resolution that declares that a proposed liquidation of the Corporation is advisable on substantially the terms and conditions set forth in, or referred to, in the resolution (the “Plan of Liquidation”). If the Board of Directors seeks the Extension Amendment as described above and the Stockholders do not approve such amendment, then the Board of Directors shall adopt a Plan of Liquidation and commence an orderly liquidation of the assets of the Corporation pursuant to such Plan of Liquidation. In the event that Listing occurs on or before August 11, 2018, the Corporation shall continue perpetually unless dissolved pursuant to any applicable provision of the MGCL.”

Recommendation

Your board of directors unanimously recommends a vote “FOR” the proposal to amend our charter.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our Secretary, Mr. Douglas P. Williams, at our executive offices no later than December 30, 2008. However, if we hold our annual meeting before August 13 or after August 22, stockholders must submit proposals for inclusion in our 2009 proxy statement within a reasonable time before we begin to print our proxy materials. If a stockholder wishes to present a proposal at the 2009 annual meeting, whether or not the proposal is intended to be included in the 2009 proxy materials, our bylaws require that the stockholder give advance written notice to our Secretary by March 15, 2009.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

WELLS TIMBERLAND REIT, INC.

PROXY FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Your Proxy Vote is important!

And now you can Vote your Proxy on the PHONE or the INTERNET.

It saves Money! Telephone and Internet voting saves postage costs, which can help minimize Timberland REIT expenses.

It saves Time! Telephone and Internet voting is instantaneous – 24 hours a day.

It’s Easy! Just follow these simple steps:

1. Read your proxy statement and have it at hand.

2. Call toll-free 1-866-241-6192, or go to the Web site: http:// www.wellsref.com/timberlandproxy.

3. Follow the recorded or on-screen directions.

4. Do not mail your Proxy Card if you vote by phone or Internet.

Please detach at perforation before mailing.

PROXY	WELLS TIMBERLAND REIT, INC.	PROXY
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS – AUGUST 13, 2008
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Leo F. Wells III, Douglas P. Williams, and Randall D. Fretz, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of WELLS TIMBERLAND REIT, INC., to be held on August 13, 2008, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of the annual meeting of stockholders, the proxy statement, and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless the undersigned stockholder directs otherwise, this proxy will be voted “FOR” all proposals listed. The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including but not limited to the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the August 13, 2008, meeting date.

Internet and telephone proxy authorization must be received by August 13, 2008, in order for your votes to be certified in the final tabulation. In the event that the Annual Meeting is adjourned, Internet and telephone proxy authorizations must be received by the day the meeting is resumed.

VOTE VIA THE TELEPHONE: 1-866-241-6192
VOTE VIA THE INTERNET: www.wellsref.com/timberlandproxy

Note: Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Share Owner sign here	Date

Co-Owner sign here	Date

REIT_18990_051408

☐	Please mark here for address change.
SEE REVERSE SIDE

EVERY STOCKHOLDER’S VOTE IS IMPORTANT

PLEASE SIGN, DATE, AND RETURN YOUR

PROXY TODAY

Please detach at perforation before mailing.

Unless you direct otherwise, this proxy will be voted “FOR” all Proposals.

TO VOTE BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD.

YOU ALSO MAY VOTE A PROXY BY TOUCH-TONE PHONE OR BY INTERNET. (See enclosed flyer for further instructions.)

PLEASE MARK VOTES AS IN THIS EXAMPLE: ¢

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR ALL PROPOSALS LISTED” AS DESCRIBED IN THE PROXY STATEMENT.

				FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

1.	To vote for the election of directors:			☐	☐	☐

	01. Jess E. Jarratt	02. Michael P. McCollum	03. E. Nelson Mills
	04. Donald S. Moss	05. Willis J. Potts, Jr.

To withhold authority to vote “FOR” any individual nominee, mark the “FOR ALL EXCEPT” box and write the nominee’s number(s) on the line below.

				FOR	AGAINST	ABSTAIN
				☐	☐	☐

2.

Proposal to approve Amendment No. 1 to the Third Articles of Amendment and Restatement to set a date by which the Board of Directors must either list the Company’s shares on a national exchange, commence an orderly liquidation of the Company’s assets, or adopt and recommend for stockholder approval a resolution extending such deadline.

ADDRESS CHANGE:
	YES	NO
I PLAN TO ATTEND THE MEETING.	☐	☐

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD TODAY

REIT_18990_0514208